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EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

1.   Octel Corp., a Delaware corporation.
2.   Octel L.L.C., a Delaware corporation.
3.   Octel America Inc., a Delaware corporation.
4.   Octel International Ltd., a United Kingdom corporation.
5.   Octel Developments PLC, a United Kingdom corporation.
6.   Octel Trading Ltd., a United Kingdom corporation.
7.   Octel Resources Ltd., a United Kingdom corporation.
8.   Octavision Ltd., a United Kingdom corporation.
9.   The Associated Octel Co. Ltd., a United Kingdom corporation.
10.  Associated Octel Co. (Plant) Ltd., a United Kingdom corporation
11.  AKC Trading Ltd., a United Kingdom corporation
12.  AKC GmbH, a German corporation.
13.  Octel France SAS, a French corporation.
14.  Societa Italiana Additivi per Carburanti srl, an Italian corporation.
15.  Octel Deutschland GmbH, a German corporation.
16.  OBOAdler Company Ltd., a United Kingdom corporation.
17.  Alcor Chemie AG, a Swiss corporation.
18.  Alcor Chemie Vertriebs AG, a Swiss corporation.
19.  Novoktan GmbH, a German corporation.
20.  Octel Innovations Ltd., a United Kingdom corporation.
21. The Associated Octel Company (South Africa) (Pty) Ltd., a South African corporation.